Attachment ONE

Shares Issued/Options Granted

For the quarter ended 30 June 2004

Shares issued:	Quest 1997	Quest 2000	LTIP	ESOP	PSIP	ExSOP 2001	Old ExSOS	TOTAL ESPs	Other share issues	GRAND TOTAL
- in quarter	0	0	0	714,391	1,957,792	0	0	2,672,183	0	2,672,183

- from 1 April 2004 to end of quarter	0	0	0	714,391	1,957,792	0	0	2,672,183	0	2,672,183

Options granted (for which shares will need to be issued at a future time):	Quest 1997	Quest 2000	LTIP	ESOP	PSIP	ExSOP 2001	Old ExSOS	TOTAL ESPs	Other options granted	GRAND TOTAL
- in quarter	0	2,142,974	0	0	0	0	0	2,142,974	0	2,142,974

Shares issuable:	Quest 1997	Quest 2000	LTIP	ESOP	PSIP	ExSOP 2001	Old ExSOS	TOTAL ESPs
- under ESPs to end of order (31 March 2007)	0	0	0	0	9,687,232	0	24,568	9,711,800